Exhibit 99.1
Granite Reports Third Quarter 2024 Results
•Q3 revenue increased 14% year-over-year to $1.3 billion
•Q3 diluted EPS of $1.57 and adjusted diluted EPS (1) of $2.05, compared to $1.13 and $1.72 in the prior year, respectively
•Record Committed and Awarded Projects (“CAP”) (2) of $5.6 billion, a sequential increase of $44 million
•Year-to-date operating cash flow increased $249 million year-over-year
•Expanded southeast home market with acquisition of Dickerson & Bowen, Inc.
WATSONVILLE, Calif. - Granite Construction Incorporated (NYSE: GVA) today announced results for the quarter ended September 30, 2024.
Third Quarter 2024 Results
Net income attributable to Granite Construction Incorporated totaled $79 million, or $1.57 per diluted share, compared to $58 million, or $1.13 per diluted share, for the same period in the prior year. Adjusted net income attributable to Granite Construction Incorporated (1) totaled $91 million, or $2.05 per diluted share, compared to $77 million, or $1.72 per diluted share, for the same period in the prior year.
•Revenue increased $159 million to $1.3 billion, compared to $1.1 billion for the same period in the prior year. The Construction and Materials segments each posted year-over-year increases of 14%.
•Gross profit increased $36 million to $203 million, compared to $167 million for the same period in the prior year.
•Selling, general, and administrative (“SG&A”) expenses increased $17 million to $92 million, or 7.2% of revenue, compared to $75 million, or 6.7% of revenue, for the same period in the prior year.
•Adjusted EBITDA (1) totaled $149 million, compared to $126 million for the same period in the prior year.
•CAP (2) increased $44 million sequentially and $35 million year-over-year to $5.6 billion.
"In the third quarter, we continued to build on our momentum with revenue growth and margin expansion,” said Kyle Larkin, Granite President and Chief Executive Officer. “Revenue grew 14% year-over-year, resulting in another record quarter. The market continues to be robust, and we added to our CAP despite the third quarter being our highest revenue quarter. Our new business model is producing strong operating cash flow, and we expect to significantly exceed our target of 7% of revenue for the year.”
“For 2027, our financial targets contemplate organic growth at a CAGR of 6% to 8% and continued adjusted EBITDA margin expansion and operating cash flow growth. We believe we are still in the early stages of experiencing the benefits from the federal infrastructure bill that should continue to support the public market for years to come, and we see numerous opportunities to grow in a healthy private market over the next three years. I expect that our improved CAP, particularly when combined with initiatives underway in both the Materials and Construction segments, will continue to drive increases in gross profit margin. In addition, with our strong balance sheet, liquidity and cash generation, we will continue to pursue bolt-on and larger materials-focused, vertically-integrated acquisition opportunities, while also looking to return value to shareholders through share repurchases.”
Nine Months Ended September 30, 2024 Results
Net income attributable to Granite Construction Incorporated totaled $85 million, or $1.79 per diluted share, compared to  $18 million, or $0.40 per diluted share, for the same period in the prior year. Adjusted net income attributable to Granite Construction Incorporated (1) totaled $158 million, or $3.56 per diluted share, compared to $110 million, or $2.47 per diluted share, for the same period in the prior year.
•Revenue increased $455 million to $3.0 billion, compared to $2.6 billion for the same period in the prior year. The Construction and Materials segments posted year-over-year increases of 18% and 16%, respectively.
•Gross profit increased $120 million to $422 million, compared to $302 million for the same period in the prior year.
•SG&A expenses increased $37 million to $250 million, or 8.2% of revenue, compared to $212 million, or 8.3% of revenue, for the same period in the prior year.
•Adjusted EBITDA (1) totaled $293 million compared to $204 million for the same period in the prior year.
(1)Adjusted net income attributable to Granite Construction Incorporated, adjusted diluted earnings per share, earnings before interest, taxes, depreciation, and amortization (“EBITDA”), EBITDA margin, adjusted EBITDA and adjusted EBITDA margin are non-GAAP measures. Please refer to the description and reconciliation of non-GAAP measures in the attached tables.
(2)CAP is comprised of revenue we expect to record in the future on executed contracts, including 100% of our consolidated joint venture contracts and our proportionate share of unconsolidated joint venture contracts, as well as the general construction portion of construction manager/general contractor, construction manager/at risk and progressive design build contracts to the extent contract execution and funding is probable.

Three and Nine Months ended September 30, 2024 (Unaudited - dollars in thousands)

Construction Segment
	Three Months Ended September 30,				Nine Months Ended September 30,
	2024	2023	Change		2024	2023	Change

Revenue	$1,080,705	$945,698	$135,007	14.3%	$2,593,872	$2,198,527	$395,345	18.0%
Gross profit	$170,685	$137,162	$33,523	24.4%	$362,885	$253,021	$109,864	43.4%
Gross profit as a percent of revenue	15.8%	14.5%			14.0%	11.5%
For the three and nine months ended September 30, 2024, revenue increased year-over-year by $135 million and $395 million, respectively, due to higher levels of CAP, more favorable weather conditions early in 2024 and revenue from acquired businesses. For the three and nine months ended September 30, 2024, gross profit increased year-over-year as a result of increases in revenue and an increase in net positive revisions in estimates.

CAP increased $44 million sequentially to $5.6 billion and increased $35 million year-over-year. Public and private markets are strong with opportunities to continue to build CAP in the fourth quarter.

Materials Segment
	Three Months Ended September 30,				Nine Months Ended September 30,
	2024	2023	Change		2024	2023	Change
Revenue	$194,805	$171,122	$23,683	13.8%	$436,399	$376,913	$59,486	15.8%
Gross profit	$32,264	$29,481	$2,783	9.4%	$59,060	$49,067	$9,993	20.4%
Gross profit as a percent of revenue	16.6%	17.2%			13.5%	13.0%
Cash gross profit (1)	$43,202	$36,203	$6,999	19.3%	$89,718	$67,581	$22,137	32.8%
Cash gross profit as a percent of revenue (1)	22.2%	21.2%			20.6%	17.9%
(1)Materials segment cash gross profit and cash gross profit as a percent of revenue are non-GAAP measures. Please refer to the description and reconciliation of non-GAAP measures in the attached tables.
For the three and nine months ended September 30, 2024, revenue increased year-over-year by $24 million and $59 million, respectively, driven by revenue from acquired businesses as well as higher asphalt and aggregate sales prices, which offset decreased asphalt volumes. Gross profit in the three and nine months ended September 30, 2024, increased due primarily to inclusion of the results of acquired businesses and higher materials sales prices. The impact to gross profit for the three and nine month periods ended September 30, 2024 from purchase accounting-related step-up depreciation and intangible asset amortization was $0.4 million and $3 million, respectively. Materials segment cash gross profit (1), which excludes the segment’s depreciation, depletion and amortization, also increased for the same period year-over-year.

Outlook
Our updated guidance for 2024 is noted below:
•Revenue unchanged in the range of $3.9 billion to $4.0 billion
•Adjusted EBITDA margin in the range of 10% to 11%, narrowed from 9.5% to 11.5%
•SG&A expense in a range from 8.3% to 8.5% of revenue from a range of 7.5% to 8.0% of revenue due to increased incentive compensation
•Mid-20s effective tax rate for adjusted net income
•Capital expenditures expected to be approximately $130 million
We do not provide a reconciliation of forward-looking adjusted EBITDA margin or the most directly comparable forward-looking GAAP measure of net income attributable to Granite Construction Incorporated because we cannot predict with a reasonable degree of certainty and without unreasonable efforts certain components or excluded items that are inherently uncertain and depend on various factors. For these reasons, we are unable to assess the potential significance of the unavailable information.

For a discussion of our 2027 targets, see the presentation posted on our Investor Relations website following our conference call.
Conference Call
Granite will conduct a conference call today, October 31, 2024, at 8:00 a.m. Pacific Time/11:00 a.m. Eastern Time to discuss the results of the quarter ended September 30, 2024. The Company invites investors to listen to a live audio webcast of the investor conference call on its Investor Relations website, https://investor.graniteconstruction.com. The investor conference call will also be available by calling 1-877-328-5503; international callers may dial 1-412-317-5472. An archive of the webcast will be available on Granite's Investor Relations website approximately one hour after the call. A replay will be available after the live call through November 7, 2024, by calling 1-877-344-7529, replay access code 8631298; international callers may dial 1-412-317-0088.
About Granite
Granite is America’s Infrastructure Company™. Incorporated since 1922, Granite (NYSE:GVA) is one of the largest diversified construction and construction materials companies in the United States as well as a full-suite civil construction provider. Granite’s Code of Conduct and strong Core Values guide the Company and its employees to uphold the highest ethical standards. Granite is an industry leader in safety and an award-winning firm in quality and sustainability. For more information, visit graniteconstruction.com, and connect with Granite on LinkedIn, Twitter, Facebook and Instagram.
Forward-looking Statements
Any statements contained in this news release that are not based on historical facts, including statements regarding future events, occurrences, opportunities, circumstances, activities, performance, growth, demand, strategic plans, shareholder value, outcomes, outlook, 2024 fiscal year guidance for revenue, adjusted EBITDA margin, SG&A expense, effective tax rate, and capital expenditures, our expectation that we significantly exceed our operating cash flow target of 7% for the year, our 2027 financial target assumptions, the federal infrastructure bill should continue to support the public markets for years to come, numerous opportunities to grow in a healthy private market over the next three years, improved CAP with initiatives underway will continue to drive increase in gross profit margin, pursuit of bolt-on and larger materials-focused, vertically integrated acquisition opportunities, returning value to shareholders through share repurchases, opportunities to build CAP in the fourth quarter, CAP and results constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by words such as “future,” “outlook,” “assumes,” “believes,” “expects,” “estimates,” “anticipates,” “intends,” “plans,” “appears,” “may,” “will,” “should,” “could,” “would,” “continue,” "guidance" and the negatives thereof or other comparable terminology or by the context in which they are made. These forward-looking statements are estimates reflecting the best judgment of senior management and reflect our current expectations regarding future events, occurrences, opportunities, circumstances, activities, performance, growth, demand, strategic plans, shareholder value, outcomes, outlook, 2024 fiscal year guidance for revenue, adjusted EBITDA margin, SG&A expense, effective tax rate, and capital expenditures, our expectation that we significantly exceed our operating cash flow target of 7% for the year, our 2027 financial target assumptions, the federal infrastructure bill should continue to support the public markets for years to come, numerous opportunities to grow in a healthy private market over the next three years, improved CAP with initiatives underway will continue to drive increase in gross profit margin, pursuit of bolt-on and larger materials-focused, vertically integrated acquisition opportunities, returning value to shareholders through share repurchases, opportunities to build CAP in the fourth quarter, CAP and results. These expectations may or may not be realized. Some of these expectations may be based on beliefs, assumptions or estimates that may prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our business, financial condition, results of operations, cash flows and liquidity. Such risks and uncertainties include, but are not limited to, those described in greater detail in our filings with the Securities and Exchange Commission, particularly those described in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.
Due to the inherent risks and uncertainties associated with our forward-looking statements, the reader is cautioned not to place undue reliance on them. The reader is also cautioned that the forward-looking statements contained herein speak only as of the date of this news release and, except as required by law; we undertake no obligation to revise or update any forward-looking statements for any reason.

GRANITE CONSTRUCTION INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited - in thousands, except share and per share data)

	September 30, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$462,286	$417,663
Short-term marketable securities	10,147	35,863
Receivables, net	733,018	598,705
Contract assets	321,653	262,987
Inventories	107,973	103,898
Equity in construction joint ventures	144,097	171,233
Other current assets	34,928	53,102
Total current assets	1,814,102	1,643,451
Property and equipment, net	719,678	662,864
Investments in affiliates	94,921	92,910
Goodwill	211,624	155,004
Intangible assets	131,579	117,322
Right of use assets	86,299	78,176
Deferred income taxes, net	4,990	8,179
Other noncurrent assets	67,732	55,634
Total assets	$3,130,925	$2,813,540

LIABILITIES AND EQUITY
Current liabilities:
Current maturities of long-term debt	$1,099	$39,932
Accounts payable	509,976	408,363
Contract liabilities	292,641	243,848
Accrued expenses and other current liabilities	361,110	337,740
Total current liabilities	1,164,826	1,029,883
Long-term debt	737,458	614,781
Long-term lease liabilities	70,981	63,548
Deferred income taxes, net	3,420	3,708
Other long-term liabilities	84,561	74,654
Commitments and contingencies
Equity:
Preferred stock, $0.01 par value, authorized 3,000,000 shares, none outstanding	—	—
Common stock, $0.01 par value, authorized 150,000,000 shares; issued and outstanding: 43,704,841 shares as of September 30, 2024 and 43,944,118 shares as of December 31, 2023	437	439
Additional paid-in capital	437,343	474,134
Accumulated other comprehensive income	437	881
Retained earnings	568,877	501,844
Total Granite Construction Incorporated shareholders’ equity	1,007,094	977,298
Non-controlling interests	62,585	49,668
Total equity	1,069,679	1,026,966
Total liabilities and equity	$3,130,925	$2,813,540

GRANITE CONSTRUCTION INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited - in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Revenue:
Construction	$1,080,705	$945,698	$2,593,872	$2,198,527
Materials	194,805	171,122	436,399	376,913
Total revenue	1,275,510	1,116,820	3,030,271	2,575,440
Cost of revenue:
Construction	910,020	808,536	2,230,987	1,945,506
Materials	162,541	141,641	377,339	327,846
Total cost of revenue	1,072,561	950,177	2,608,326	2,273,352
Gross profit	202,949	166,643	421,945	302,088
Selling, general and administrative expenses	91,650	74,794	249,695	212,479
Other costs, net	8,543	19,843	29,778	37,973
Gain on sales of property and equipment, net	(1,542)	(1,812)	(4,347)	(7,793)
Operating income	104,298	73,818	146,819	59,429
Other (income) expense:
(Gain) loss on debt extinguishment	(272)	—	27,552	51,052
Interest income	(7,513)	(4,293)	(17,815)	(11,287)
Interest expense	7,905	4,877	21,325	11,899
Equity in income of affiliates, net	(4,394)	(7,147)	(12,921)	(19,378)
Other (income) expense, net	(874)	462	(1,350)	(2,713)
Total other (income) expense, net	(5,148)	(6,101)	16,791	29,573
Income before income taxes	109,446	79,919	130,028	29,856
Provision for income taxes	25,469	22,423	36,636	21,978
Net income	83,977	57,496	93,392	7,878
Amount attributable to non-controlling interests	(5,026)	128	(8,529)	9,723
Net income attributable to Granite Construction Incorporated	$78,951	$57,624	$84,863	$17,601

Net income per share attributable to common shareholders:
Basic	$1.81	$1.31	$1.93	$0.40
Diluted	$1.57	$1.13	$1.79	$0.40
Weighted average shares outstanding:
Basic	43,696	43,924	43,914	43,861
Diluted	52,366	53,612	52,585	44,447

GRANITE CONSTRUCTION INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited - in thousands)

Nine Months Ended September 30,	2024	2023
Operating activities:
Net income	$93,392	$7,878
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	92,283	65,298
Amortization related to long-term debt	3,400	1,689
Loss on debt extinguishment	27,552	51,052
Gain on sales of property and equipment, net	(4,347)	(7,793)
Deferred income taxes	—	1,542
Stock-based compensation	17,325	8,630
Equity in net (income) loss from unconsolidated construction joint ventures	651	(4,535)
Net income from affiliates	(12,921)	(19,378)
Other non-cash adjustments	(165)	5,659
Changes in assets and liabilities	66,379	(75,844)
Net cash provided by operating activities	$283,549	$34,198
Investing activities:
Purchases of marketable securities	(6,977)	(9,740)
Maturities of marketable securities	31,500	40,000
Purchases of property and equipment	(108,167)	(108,963)
Proceeds from sales of property and equipment	6,739	14,613
Acquisitions of businesses	(122,448)	(26,933)
Cash paid for purchase price adjustments on business acquisition	(13,183)	—
Proceeds from company owned life insurance	—	1,545
Return of investment in affiliates	1,429	—
Collection of notes receivable	—	208
Net cash used in investing activities	$(211,107)	$(89,270)
Financing activities:
Proceeds from issuance of convertible notes	373,750	373,750
Proceeds from long-term debt	—	55,000
Debt principal repayments	(310,226)	(304,851)
Capped call transactions	(46,046)	(53,035)
Redemption of warrants	(497)	(13,201)
Debt issuance costs	(10,053)	(10,024)
Cash dividends paid	(17,131)	(17,101)
Repurchases of common stock	(21,384)	(3,900)
Contributions from non-controlling partners	20,500	35,400
Distributions to non-controlling partners	(18,072)	(9,100)
Other financing activities, net	1,340	267
Net cash provided by (used in) financing activities	$(27,819)	$53,205
Net increase (decrease) in cash and cash equivalents	44,623	(1,867)
Cash and cash equivalents at beginning of period	417,663	293,991
Cash and cash equivalents at end of period	$462,286	$292,124

Non-GAAP Financial Information
The tables below contain financial information calculated other than in accordance with U.S. generally accepted accounting principles (“GAAP”). Specifically, management believes that non-GAAP financial measures such as EBITDA and EBITDA margin are useful in evaluating operating performance and are regularly used by securities analysts, institutional investors and other interested parties, and that such supplemental measures facilitate comparisons between companies that have different capital and financing structures and/or tax rates. We are also providing adjusted EBITDA and adjusted EBITDA margin, non-GAAP measures, to indicate the impact of (gain) loss on debt extinguishment, stock-based compensation expense and other costs, net, which include legal fees for the defense of a former Company officer in his ongoing civil litigation with the Securities and Exchange Commission, reorganization costs, strategic acquisition and divestiture expenses, and a litigation charge and non-cash impairment charges in 2023.
We provide adjusted income before income taxes, adjusted provision for income taxes, adjusted net income attributable to Granite Construction Incorporated, adjusted diluted weighted average shares of common stock and adjusted diluted earnings per share attributable to common shareholders, non-GAAP measures, to indicate the impact of the following:
•Other costs, net as described above;
•Transaction costs which include acquired intangible amortization expense and acquisition-related depreciation;
•Stock-based compensation expense;
•(Gain) loss on debt extinguishment; and
•Income taxes related to establishment of valuation allowance in 2023.
We also provide materials segment cash gross profit to exclude the impact of the segment’s depreciation, depletion and amortization from the segment’s gross profit. Management believes that non-GAAP financial measures such as materials segment cash gross profit are useful in evaluating operating performance and are regularly used by securities analysts, institutional investors and other interested parties, and that such supplemental measures facilitate comparisons between companies that have different capital and financing structures.

Management believes that these additional non-GAAP financial measures facilitate comparisons between industry peer companies, and management uses these non-GAAP financial measures in evaluating the Company's performance. However, the reader is cautioned that any non-GAAP financial measures provided by the Company are provided in addition to, and not as alternatives for, the Company's reported results prepared in accordance with GAAP. Items that may have a significant impact on the Company's financial position, results of operations and cash flows must be considered when assessing the Company's actual financial condition and performance regardless of whether these items are included in non-GAAP financial measures. The methods used by the Company to calculate its non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures. As a result, any non-GAAP financial measures provided by the Company may not be comparable to similar measures provided by other companies.

GRANITE CONSTRUCTION INCORPORATED
EBITDA AND ADJUSTED EBITDA(1)
(Unaudited - dollars in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
EBITDA:
Net income attributable to Granite Construction Incorporated	$78,951	$57,624	$84,863	$17,601
Net income margin (2)	6.2%	5.2%	2.8%	0.7%

Depreciation, depletion and amortization expense (3)	33,956	23,911	93,532	65,722
Provision for income taxes	25,469	22,423	36,636	21,978
Interest expense, net	392	584	3,510	612
EBITDA(1)	$138,768	$104,542	$218,541	$105,913
EBITDA margin(1)(2)	10.9%	9.4%	7.2%	4.1%

ADJUSTED EBITDA:
Other costs, net	8,543	19,843	29,778	37,973
Stock-based compensation (4)	2,241	1,928	17,325	8,630
(Gain) loss on debt extinguishment	(272)	—	27,552	51,052
Adjusted EBITDA(1)	$149,280	$126,313	$293,196	$203,568
Adjusted EBITDA margin(1)(2)	11.7%	11.3%	9.7%	7.9%
(1)We define EBITDA as GAAP net income attributable to Granite Construction Incorporated, adjusted for net interest expense, taxes, depreciation, depletion and amortization. Adjusted EBITDA and adjusted EBITDA margin exclude the impact of Other costs, net, (gain) loss on debt extinguishment and stock-based compensation expense, as described above.
(2)Represents net income, EBITDA and adjusted EBITDA divided by consolidated revenue of $1.3 billion and $1.1 billion, for the three months ended September 30, 2024 and 2023, respectively and $3.0 billion and $2.6 billion for the nine months ended September 30, 2024 and 2023, respectively.
(3)Amount includes the sum of depreciation, depletion and amortization which are classified as cost of revenue and selling, general and administrative expenses in the condensed consolidated statements of operations.
(4)In the first quarter of 2024, we revised the adjusted EBITDA calculation to exclude the impact of stock-based compensation expense. The prior period adjusted EBITDA has been recast to conform to current presentation.

GRANITE CONSTRUCTION INCORPORATED
ADJUSTED NET INCOME RECONCILIATION
(Unaudited - in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Income before income taxes	$109,446	$79,919	$130,028	$29,856
Other costs, net	8,543	19,843	29,778	37,973
Transaction costs	5,546	92	15,378	5,046
Stock-based compensation (1)	2,241	1,928	17,325	8,630
(Gain) loss on debt extinguishment	(272)	—	27,552	51,052
Adjusted income before income taxes	$125,504	$101,782	$220,061	$132,557

Provision for income taxes	$25,469	$22,423	$36,636	$21,978
Tax expense to establish valuation allowance	—	(1,542)	—	(1,542)
Tax effect of adjusting items (2)	4,474	4,375	16,593	12,120
Adjusted provision for income taxes	$29,943	$25,256	$53,229	$32,556

Net income attributable to Granite Construction Incorporated	$78,951	$57,624	$84,863	$17,601
After-tax adjusting items	11,584	19,030	73,440	92,123
Adjusted net income attributable to Granite Construction Incorporated	$90,535	$76,654	$158,303	$109,724

Diluted weighted average shares of common stock	52,366	53,612	52,585	44,447
Less: dilutive effect of Convertible Notes (3)	(8,103)	(9,099)	(8,103)	—
Adjusted diluted weighted average shares of common stock	44,263	44,513	44,482	44,447

Diluted net income per share attributable to common shareholders	$1.57	$1.13	$1.79	$0.40
After-tax adjusting items per share attributable to common shareholders	0.48	0.59	1.77	2.07
Adjusted diluted earnings per share attributable to common shareholders	$2.05	$1.72	$3.56	$2.47
(1)In the first quarter of 2024, we revised the adjusted net income calculation to exclude the impact of stock-based compensation expense. The prior period adjusted net income and diluted loss per share calculations have been recast to conform to current presentation.
(2)The tax effect of adjusting items was calculated using the Company’s estimated annual statutory tax rate. The tax effect of adjusting items for the three and nine months ended September 30, 2024 includes an immaterial amount of the (gain) loss on debt extinguishment as it was almost entirely non-tax deductible. The nine months ended September 30, 2023 excludes the $51 million loss on debt extinguishment and three and nine months ended September 30, 2023 exclude $5.0 million of non-cash impairment charges included in “Other costs, net” which was non-tax deductible.
(3)When calculating diluted net income attributable to common shareholders, GAAP requires that we include potential share dilution from the convertible notes when not antidilutive. For the nine months ended September 30, 2023, the potential share dilution from the convertible notes would have been antidilutive and therefore was excluded from the calculation. For the purposes of calculating adjusted diluted net income per share attributable to common shareholders, the dilutive effect of the convertible notes is removed to reflect the impact of the purchased equity derivative instruments which economically offsets dilution risk.

GRANITE CONSTRUCTION INCORPORATED
MATERIALS SEGMENT CASH GROSS PROFIT RECONCILIATION
(Unaudited - in thousands)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2024	2023	2022	2024	2023	2022
Gross profit	$32,264	$29,481	$22,038	$59,060	$49,067	$40,965
Gross profit as a percent of revenue	16.6%	17.2%	13.6%	13.5%	13.0%	11.0%
Depreciation, depletion and amortization	10,938	6,722	6,211	30,658	18,514	18,163
Cash gross profit	$43,202	$36,203	$28,249	$89,718	$67,581	$59,128
Cash gross profit as a percent of revenue	22.2%	21.2%	17.5%	20.6%	17.9%	15.8%

Contacts:
Investors
Wenjun Xu, 831-761-7861
Or
Media
Erin Kuhlman, 831-768-4111
Source: Granite Construction Incorporated